September 2, 2003

DAVID LANE

This letter will serve to confirm your engagement for a term of one year from the date hereof to assist Fairchild International Corporation in seeking out new oil and gas investment opportunities and to carry out such other duties and responsibilities as the board of directors from time to time may determine.

In full consideration for your services we confirm that we shall grant to you options to acquire 400,000 shares of the Company at a price of $0.03 per share, which options are subject to our Company's stock option plan.

Assuming the above sets forth your understanding of our agreement, please sign this letter where indicated.

FAIRCHILD INTERNATIONAL CORPORATION

/s/ George Tsafalas
Per:
George Tsafalas, President

ACKNOWLEDGED AND AGREED TO this 2nd day of September, 2003.

/s/ David Lane

DAVID LANE